EXHIBIT 99.1

CORPORATE PARTICIPANTS
Brian Shipman Broadridge Financial Solutions, Inc. - Head of IR
Rich Daly Broadridge Financial Solutions, Inc. - President and CEO
Jim Young Broadridge Financial Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Peter Heckmann Avondale Partners - Analyst
Chris Donat Sandler O'Neill & Partners - Analyst
Darrin Peller Barclays Capital - Analyst
David Togut Evercore ISI - Analyst

PRESENTATION

Operator

Good morning. My name is Whitney, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions conference call to discuss its acquisition of the North American Customer Communications business from DST Systems.
I would like to inform you that this call is being recorded.
(Operator Instructions)
I will now turn the conference over to Brian Shipman, Head of Investor Relations. Please go ahead, sir.

Brian Shipman - Broadridge Financial Solutions, Inc. - Head of IR

Thank you. Good morning, everyone, and welcome to the Broadridge conference call to discuss the acquisition of the North American Customer Communications business from DST Systems. This morning, I'm here with Rich Daly, our President and Chief Executive Officer, and Jim Young, our Chief Financial Officer.
I trust by now that everyone has had the opportunity to review the press release we issued this morning. The press release and slide presentation that accompany today's conference call and webcast can be found on the Investor Relations page at Broadridge.com.
During today's call, we'll discuss some forward-looking statements regarding Broadridge that involve risk. These risks are summarized on slide 1. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and the risk factors faced by our Business.
Our comments about the impact of the announced acquisition on our financial results will exclude the impact of certain significant items from our GAAP results. We believe that these non-GAAP financial measures provide investors with a better representation of the Company's performance. A description of any non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the materials accompanying today's call.
Rich Daly will start today's call with his opening remarks, and will discuss the strategic rationale of today's announcement. Jim Young will then review the financial highlights in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call.
With that, I'll turn the call over to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thank you, Brian, and good morning, everyone. Welcome to this conference call to discuss our planned acquisition of DST Systems' North American Customer Communications business. Thank you for joining us on such short notice.
Before we begin, you probably also saw that we announced the acquisition of 4sight Financial Software today. 4sight is a leading provider of securities finance and collateral management systems to financial institutions worldwide. We plan to leverage 4sight's strong product with our strong distributional channels, like many of the small tuck-in acquisitions we have made.

4sight is highly complementary to our existing GTO offerings, and strengthens our product set for global banks and broker-dealers. We will share more with you on this acquisition during our fiscal Q4 earnings call in August.
Now I'd like to move to the purpose of this morning's call and to slide 2. We are very pleased to announce that we have agreed to acquire DST's North American Customer Communications business for $410 million in cash. This acquisition will create North America's premier customer communications technology platform, and will enhance Broadridge's position as a leading provider of investor and consumer multi-channel communications with exceptional scale in print communications and innovative offerings for digital communications.
We believe this acquisition has the potential to accelerate our digital strategy over the medium to long term. I will discuss this briefly today, and we look forward to updating you on the strategy as we continue to make progress against our goals during the coming year. The combined Business will create a meaningful strategic opportunity for Broadridge, a growth and value opportunity for clients, and a compelling return opportunity for our shareholders.
Now let's turn to slide 3. This business is the largest North American transactional printer and a leading provider of customer communications, including print and digital communication solutions, content management, postal optimization, and fulfillment. DST's Customer Communications business has pioneered innovations to drive operational excellence, including best-of-breed technology to onboard clients, and deliver accurate and timely communications to their customers.
In addition, DST's Customer Communications business brings to Broadridge a coveted and complementary blue-chip set of Fortune 500 clients, primarily in financial services, and also in healthcare, telecommunications, and utilities. This further strengthens our reach within financial services, and creates significant scale when combined with our existing communications business.
In 2015, DST's North America Customer Communications business generated about $1.1 billion in total revenues and $445 million in fee revenue. This fee revenue is largely recurring revenue, which aligns well with Broadridge's business.
Now let's turn to slide 4. Broadridge is, at our core, a communications Company that strives to provide best-in-class services for our clients. This includes addressing industry challenges, such as achieving more efficient and engaging communications, and improving the stubbornly low investor and consumer eAdoption rates.
This acquisition, in combination with our high-performing communications business, represents financial, commercial and strategic opportunities across the near, medium and long term in furthering our goals to be a leader in investor and consumer communications. And, given our current and evolving role in the industry, this acquisition aligns well with the three key trends of mutualization, digitization, and data and analytics.
Near term, we will be able to immediately expand the size, reach and potential of our investor communications business. The increased scale of the combined businesses and the significant infrastructure overlap create meaningful synergy opportunities. We expect to achieve approximately $20 million in annualized cost synergies within 18 to 30 months after closing the transaction.
Further, we expect this acquisition to be accretive immediately, inclusive of interest expense, adding, on an adjusted basis, $0.11 to $0.14 in the first full year and $0.16 to $0.21 in the second full year. And overall, this investment has a compelling return profile, meeting our 20% rate of return threshold.
We also get the opportunity to add talent on day one. We are excited to partner with the strong management team from DST's Customer Communications business, whom we have gotten to know as part of the due diligence process.
They are led by an exceptionally strong leader in Mike Abbaei, Head of DST's Customer Communications. I say this from personal experience. I have worked with Mike in various industry capacities over the last few decades. When the transaction is complete, Mike will report directly to me. The combination of our two strong teams, each with focused execution and client-centric mindsets, will make for a great opportunity to grow this business.
In the medium term, we see an expansion opportunity as we establish ourselves as North America's premier customer communications business, delivering a compelling multi-channel investor and customer communications platform. The combined Business will provide its clients an integrated, comprehensive set of solutions across print and digital channels that are aligned with their end customer needs. We believe the combined scale and technology will make Broadridge a compelling outsourcing choice for large in-house providers going forward.
DST's Customer Communications business serves many of the Fortune 500, including 20 of the Fortune 100, and operates in complementary markets. This adds a new and attractive client base to the existing Broadridge communications business.
This business is extremely well penetrated in the mutual fund space, which will strengthen our already strong relationships in this area and add other important consumer brands. It will also make us an even more compelling solution for potential new clients.
In the long term, the combination of the two client bases, the technology platforms, and our emerging digital assets gives us the opportunity to address a very big industry challenge: to significantly increase investor and consumer eAdoption rates, and in the process, reduce cost and drive richer, more engaging communications. The combined client bases' content represents critical communications, reaching over 75% of mailboxes in North America. This reach and client content should also help us forge important new partnerships to achieve our goals.
We believe this acquisition, along with our digital strategy and ongoing investments, position Broadridge to inlet in our other capabilities as the industry leader for future consumer conversions to emerging digital platforms, and particularly, cloud drives. We look forward to updating you on the strategy as we continue to make progress against our goals during the year.
Now I'll turn the call over to Jim to take you through the financial highlights.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Thanks, Rich, and thank you again, everyone, for joining on such short notice.

I'm turning to slide 5. The purchase price for our planned acquisition of DST's North American Customer Communications business is $410 million, to be paid in cash, and is subject to customary working capital and other closing adjustments. We are targeting to close this acquisition in July, which will be the beginning of our FY17.
As we have discussed previously and noted on recent earnings calls, we plan on raising debt capital and expect to use some of those proceeds to finance the acquisition. These plans are very consistent with our long-term target leverage ratio and capital stewardship priorities.
With $1.1 billion in total revenue and $445 million in fee revenue in its FY15, this business brings with it a large base of recurring revenue anchored by many blue-chip clients across several key verticals. Our business case assumes that we expand the client base. The business case also anticipates that as a result of merger and acquisition activity in a particular vertical, fee revenues will contract in the initial years before growing again off of a lower base in future years.
In addition, as Rich said, we expect the scale of the combined businesses and the significant overlap in infrastructure to yield meaningful synergies. We currently estimate that we will achieve $20 million in annualized cost synergies from various operational efficiencies in the first 18 to 30 months, and expect to ultimately expand margins beyond current levels.
We also expect to incur one-time integration-related costs to achieve these synergies. These costs, including capital, could be in the neighborhood of $20 million to $25 million over the first couple of years.
Taken altogether at the purchase price, our set of assumptions produces a business case that meets our 20% internal rate of return criterion. And while this transaction is somewhat larger than our historical acquisitions, we are confident in our ability to integrate the businesses and execute against our business case given the strength of the combined teams.
Upon close, the acquired business will become part of Broadridge's Investor Communications Solutions business, and its results will be reported on a consolidated basis as part of the ICS results. Given the strong synergies, we expect the transaction to be accretive to GAAP and non-GAAP adjusted earnings in the first and second years.
The accretion is inclusive of $16 million of annual interest expense that we attribute to the earnings of this transaction. We anticipate that this interest expense will be incremental to our FY16 interest expense levels, and will be consistent with our long-standing target capital structure.
On a GAAP basis and, again, inclusive of this interest expense, we preliminarily expect this acquisition to contribute $0.01 to $0.03 of diluted earnings per share in year one, and $0.09 to $0.13 of diluted earnings per share in year two. We also anticipate reporting our results on an adjusted, or non-GAAP, basis, as we do today, to give you a better sense of the business's normalized run rate.
As part of this adjustment, we will add back acquisition amortization and many of the one-time integration costs. On a non-GAAP basis, and again, inclusive of this interest expense, we expect this acquisition to contribute $0.11 to $0.14 of adjusted diluted earnings per share in year one, and $0.16 to $0.21 of adjusted diluted earnings per share in year two, and we believe we can grow earnings steadily off of these levels.
After this acquisition, and after any raise of debt capital, we expect to maintain our current investment-grade credit rating. As we've discussed consistently, our investment-grade credit rating is important to us, and we expect to maintain a long-term adjusted debt-to-EBITDAR ratio of 2 to 1.
As we approach the end of our FY16, we have ample liquidity and availability on our revolving credit facility, and our leverage ratio is below 2 to 1. Further, there is no change for our capital stewardship priorities with this acquisition. We remain committed to our 45% dividend pay-out ratio. We will continue to pursue tuck-in acquisitions, and will also continue to target share repurchase above anti-dilution levels.
Consistent with these priorities, and as Rich mentioned at the beginning of his remarks, we announced this morning the acquisition of 4sight Financial Software, a leading provider of securities finance and collateral management systems to financial institutions worldwide. We paid approximately $40 million using mostly international cash. This business has about a $12 million revenue run rate.
Finally, I'll take this opportunity to reaffirm our FY16 adjusted diluted earnings per share guidance. Consistent with our discussion on the earnings call in May, we expect our FY16 adjusted earnings per share growth to be around the mid-point of our 8% to 12% guidance range. And with the month of May results in, we see total revenue growth still at the low end of the 8% to 10% guidance range, and recurring revenue growth at or modestly below the low end of the 10% to 12% guidance range. All of this keeps us on track to deliver on our three-year objectives from our Investor Day in December 2014, with or without this acquisition.
We look forward to updating you further in August on this acquisition and providing an updated outlook for the combined businesses. Back to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thanks, Jim.
So, as you've heard here this morning, we are excited about our plan to acquire the communications business from DST Systems for $410 million in cash. This acquisition represents a natural extension to our communications business, which truly makes us a natural owner of this business, and creates North America's premier and largest customer communications technology platform.
We are also excited to welcome to Broadridge their strong leadership team and their client service-focused associates that will fit well with Broadridge's service profit chain philosophy. The acquisition is attractive financially, will be immediately accretive to earnings, and will generate a compelling rate of return. This deal adds a complementary client base and creates a world-class communications platform.
Beyond that, it strongly fits with our existing digital initiatives, representing a large long-term opportunity. It is a compelling strategic opportunity for us, a strong growth and value opportunity for our customers, and will generate a compelling IRR for Broadridge's shareholders.

And, as Jim said, with or without this acquisition, we remain on track to achieve our three-year objectives from our Investor Day in December 2014. It's very exciting to add a meaningful opportunity like this on top of our already strong business that is so compelling in the near-, mid-, and long-term.
With that, we will turn it over to Whitney, the operator, and we welcome your questions.
QUESTION AND ANSWER

Operator

(Operator Instructions)
Peter Heckman, Avondale.

Peter Heckmann - Avondale Partners - Analyst

Good morning, gentlemen. Congratulations on getting the transaction done.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thank you.

Peter Heckmann - Avondale Partners - Analyst

Had a question on margins. The backing into the implied margins from your non-GAAP guidance seems to imply margins somewhat lower than what I would have expected or what I would have inferred from dividing out the North American business from DST's total customer communications.
Is there an element of conservatism do you think in the numbers, or maybe my math is wrong? Can you talk -- can you tell us what the implied initial EBITDAR margins are for the business?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Pete, this is Jim. A couple of things. First off, on the revenue side, in the outlook we gave you, we do anticipate some loss of client revenue related to consolidation in certain verticals. So that's certainly a driver in the early years, before we return to similar levels of fee revenue after that.
The margin profile doesn't change. We do anticipate that we can expand margins after this period of a little bit of revenue leakage. So we again see the current margins, and again, that would estimate that we’re operating somewhere around 14% on an EBITDA basis on margins. We think that's sustainable once we correct for both the integration costs in the early years, as well is working through the system the client revenue losses.

Peter Heckmann - Avondale Partners - Analyst

Okay. Okay. And then your commentary on first year, that's truly the first year after close; it's not necessarily that's the guidance for FY17. We are assuming this deal with close somewhere in July, right?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

That's correct. So we gave you the first full year. Obviously, we got a full 12 months; that's what we would anticipate and we'll update you when we've got an exact close date.

Peter Heckmann - Avondale Partners - Analyst

Okay, and then just one more and I'll get back in the queue. But on a -- with this deal closing in July, with the acquisition of 4sight, where would that put you on a debt to EBITDAR basis, post close? Somewhere around 2.3 -- somewhere around there, 2.3?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

No. We actually would expect with this close we would be right around the 2.0 market at the end of this year, maybe 2.1, all in, and quickly levering down from there, given the free cash flow that we're bringing on from this deal. So it leaves us in very good shape for all of our capital stewardship priorities.

Peter Heckmann - Avondale Partners - Analyst

Great. Okay. 2.1 on a run-rate basis.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

I think ending the year, I think it peaks out there and then starts to come down.

Peter Heckmann - Avondale Partners - Analyst

Okay. Thank you.

Operator

Chris Donat, Sandler O'Neill.

Chris Donat - Sandler O'Neill & Partners - Analyst

Hi, good morning, Jim and Rich. Just on the $20 million of annualized cost synergies, can you give us a sense of where you expect those to come from? Are those duplicative things or headcount or facilities or what?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Chris, it's Jim. All of the above. As you can imagine, we've got a high degree of overlap between the two organizations. So we look at opportunities across both process and cost, platform consolidation, and just other general operational efficiencies. There is ample opportunity and those could cut across all expense types.
So and it really is a number of different opportunities, not just one lever. So again, really a good opportunity, Rich, given the high degree of overlap between the two organizations.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

And Chris, this is Rich. We have had good experience here. Years ago before we were spun out, we acquired IBM's print communications business, which was very successful for us. That gave us our Coppell and Columbus facilities. And we were very pleased, even versus what our business case was, with the efficiencies we are able to get out of that.
More recently, when we won back the Morgan Stanley work, and then Morgan Stanley took over Smith Barney, that was, in essence, although it was a client acquisition, we made significant investments in the first year to make that work. But that turned out to be very, very efficient for us and for Morgan Stanley in terms of the value that we were able to create on both sides for us and them.
So as we go into this, we're hopeful that most importantly, this is going to enable our strategy, okay, by having this critical content to really, for the longer term, enable consumers to see that there is a digital solution that they are going to be willing to participate in. So when you think about synergies, don't lose sight of the strategy that we're really looking to drive here, because that was the compelling reason why we said nice return is great but what does it mean for the future?
We really think this positions us exceptionally well to be a leader in financial services, okay? Which on its own won’t get consumers to adopt; you also need critical content that they need to live their lives to get consumers to participate in more complete digital solutions.

Chris Donat - Sandler O'Neill & Partners - Analyst

Okay. And then just a follow-up and maybe almost more philosophical question, Rich. I think I've heard you in the past make complimentary comments about DST's business and you’re just very complimentary and you are bringing on Mike from DST. Sorry, I'm missing his last name here. But is this an acquisition you've contemplated for a while or a business you've admired for a bit? Or is this -- like the opportunity presented itself and you took it? Can you just give us a little color on the background?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Well, Chris, it's an interesting question. So first of all, I've admired DST management from the first time I went to Kansas City and Tom McDonald in1983, gave me a tour of the caves, which is now their processing center, right through the experience we've had working with Steve Hooley, the current CEO. So I have a very high regard, as you pointed out, for DST and its management.
I've had joint ventures going back pre-spin on joint products with DST's communications business. I've known the leadership of that business really well for the last two decades. Mike Abbaei, who ran Legg Mason's operations and was a very important client, pre-spin at ADT is somebody I spent a lot of time with. He's done a terrific job running that business, and we're really excited about what he's going to be able to do running this business for us in terms of his passion for driving more efficient solutions and a better value proposition for customer.
So you're absolutely right. This is a product -- a property that I didn't think would be available on its own, had no reason to believe it would be available on its own. When it did become available on its own, we needed to do two things. We needed to one, make sure it made financial sense, and two, we did need to make sure we could align it and be confident we could align it that this would significantly enhance that longer term strategy. And I'm very pleased with both the near-term, midterm, and longer-term strategy.
By the way, the midterm strategy, let me emphasize again is we really think that if you are a serious content provider, whether it be financial services or some type of other financial-related service like credit cards, et cetera, if you are looking to take advantage of better technology and someone who can enable you to participate in e-solutions, we think that Broadridge is going to be the clear and compelling choice going forward.

Chris Donat - Sandler O'Neill & Partners - Analyst

Got it. Thanks very much, Rich.

Operator

Darren Peller, Barclays.

Darrin Peller - Barclays Capital - Analyst

Thanks guys, congratulations. Listen, I want to start off, strategically what this does for your business in terms of, look, I think we understand there's elements of scale here. But does this actually bring anything incremental around technology or your capabilities that the business didn't really have already?
And then what does this mean with regard to your potential shift into other industries above and beyond just financials? I know you've talked quite a bit about hopefully leveraging this system for other industries.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Okay, so I'm going to start with part one of the question and I may have to have you repeat part two. So you heard me just say that I've had admiration for this management team and business for quite some time. Their onboarding capabilities of new clients is the best out there and better than what we have, all right?
So that was something that even internally here as we were discussing this transaction, my position was, let's be clear, okay? Let's not go through life believing, because it's us versus someone else, we're better. Their ongoing capabilities are very, very strong. Their postal efficiencies are very, very strong.
We're going to enable our client to get to a better percentage of five-digit sort, and because of our compliance scale and in-line print capabilities, where you can merge different print streams, we're going to bring both client bases to a higher percentage of five-digit sort, which will create benefit for both Broadridge and for those customers. So there's no question we're gaining technology benefit here.

What's very interesting is we believe their clients will benefit from the investments we've been making it digital, to really pioneer the next generation of digital solutions, and so it's really a win-win across the customer base. And it's not an overlap, but it's additive of what we were doing on digital and what they were doing on mail efficiency to really create a far more combined efficient entity. And I'm going to need you to repeat part two of the question.

Darrin Peller - Barclays Capital - Analyst

It was with regard to your opportunities to move into other industries beyond financials and if this helps that cause.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Okay. So you've heard me, Darrin, in the past and I thank you for recognizing that in your note. You've heard me say that as near and dear as financial services is to me, okay, our journey into digital has made it clear, that consumers want convenience across everything that's important to them, not just financial services.
So consumers don't want to go to 100 websites with 100 passwords to live their lives; that's the problem. That's what's driving the low adoption rates. So the more critical content we have to consumers, the more attractive we'll be to partner with technology solution providers for consumers, and particularly cloud drives.
So we are particularly excited about the dialogues that we're having with them about how we can drive transformation going forward to the benefit of our clients, to the benefit of our clients' customers, and to create more efficient digital communications, and for us, digital fee revenue, which we believe we'll be able to grow and will have to grow outside the financial services. Because, again, consumers are saying, I want convenience in everything I do, not this works efficiently for my broker, this works efficiently for my credit card, this works efficiently for my utility. Forget them, I want it to work efficiently for me. The data is clear on driving that down.
So you're right, we do need particularly to win more content to be successful in digital and this really, really, gives us a huge leap forward in being more relevant to everyone we're talking to.

Darrin Peller - Barclays Capital - Analyst

Okay. This last question for me is around of the growth profile of the business, and I know you guys mentioned some dis-synergies near term. But can you give me a little more color on what the actual organic growth profile of this business actually is now or has been the last year and what it should be over the next?
What it would have been, let's say, in the next year organically. And then I understand, again, you're mentioning some overlap in dis-synergies near term. What kind of business is this -- what kind of growth rate is this story in the, let's call it two years out?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

It's Jim. One, just tracking back to the historical performance, this is a business that grew about 5.5% in calendar year 2015 on a fee-revenue basis and healthy expansion of margins. As we did say in the near term, we think there'll be some client losses that could drive some revenue leakage. So if you -- once you deduct that and bring then this back --

Darrin Peller - Barclays Capital - Analyst

And Jim, not to cut you off, but what overlap -- what is the percentage of overlap of your client base, while you're at it?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Sure. Let me just finish off on this. So we would probably say that more normalized growth rate would be in that low single-digit range going forward, then coupled with the synergy opportunities, again, there's going to be earnings growth north of mid single-digit growth rates from here. So -- and probably beyond as we get further out over this period of dis-synergy, as you called it.
In terms of overlap Darrin, I don't have a metric handy. We'll come back to you on that.

Darrin Peller - Barclays Capital - Analyst

Okay.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

And Darrin, let me add a little bit of color here too. When you buy a business, you pay for what's there. And we think it was a fair transaction. The synergies that you generate, as well as the aspirations that you have going forward is things we're going to work to achieve, all right? So the plan that we put together is a plan that has growth coming back, but it's not anticipating winning huge contracts on some of the major in-house captives right now out there.
As we build out strategically, a compelling complete solution, which we don't believe these in-house captives will be able to pursue on their own. So whether they combine with us just for the digital piece or they saw that by adding their scale to our scale and participating in our multi-content, multi-channel solutions, they ultimately could service their clients better at a lower cost, that's what our real aspiration here is.
And if we are able to achieve that in the mid or longer term, then this would be aligned -- very well aligned beyond what we have on the table right now. You don't put that into a business case.
But clearly, in our dialogue, including our recent dialogue with the management of this business, Mike Abbaei particularly, we both agreed that there is an opportunity out there for us to pursue, or which could even make this more attractive. But that would need to be executed against, but we clearly have a strategy to go out and try to execute against that.

Darrin Peller - Barclays Capital - Analyst

Okay. All right, guys. Thanks very much.

Operator

(Operator Instructions)
David Togut, Evercore ISI.

David Togut - Evercore ISI - Analyst

Thank you. Good morning, Rich and Jim.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Hi David.

David Togut - Evercore ISI - Analyst

Rich, is this the beginning of a major expansion in customer communications or and end, from an acquisition standpoint?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

David, well, people asked me in the past and, again, I appreciate those of you who remembered my expressing my admiration for this business pretty consistently since we've been a public Company. This is the premier property.
First of all, it's focused on financial services and other important content. So I'm not and have not pursued other transaction in the past. I'm never going to say never. Right now, our focus is going to be on integrating this very successfully, servicing the customers exceptionally well, and driving this content to digital.
As we prove this out, I'm always going to be open to something that would tangibly create another strong IRR opportunity and create another strong strategic opportunity. But there's plenty on our plate right now to prove out our value proposition, both in terms of what we can do in the near term of this transaction, achieving the synergies, in the midterm with this transaction being the most attractive provider to a large in-house captives. And in the longer term of this strategy, to really be viewed by the consumer aggregators out there, particularly cloud drives, as being the most attractive, most important provider of content to take this and create more efficient solutions going forward. So we got plenty on our plate to execute against, David, and we're really excited, again, about those near-, mid-, and long-term opportunities.

David Togut - Evercore ISI - Analyst

Understood. That's very clear. Just as a quick follow-up, Jim, could you talk about the capital intensity of this business? And how it changes the capital intensity of Broadridge overall, if we look at let's say CapEx to revenue ratios looking out to FY17 and FY18?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Sure, David. It's not far off of where Broadridge is today. So if they run probably 2% to 3% CapEx to revenue, that would fall very much in line with Broadridge. We'll have some near-term increases in capital as we integrate the businesses and platforms but we look at that ratio -- it feels like 2% to 3% makes sense, and we'll update this as early as in August as we think about our final outlook for 2017.

David Togut - Evercore ISI - Analyst

Understood, just a quick final question. Just looking at DST's North American income from operations from this business, it jumped about 60% from 2014 to 2015. As I recall, DST added some new clients and they were taking costs out. Are you comfortable that that big increase in income from a 2014 to 2015 is sustainable after you get past this period of dis-synergies?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

David, we talked about how impressed we are with the management there, and again I've known Mike for decades and worked shoulder to shoulder with Mike on some pretty important stuff in the past. We think the management team there did a very, very effective job both in improving the performance of this business, and raising the service performance of this business. So we are looking to together add value and more value to our respective clients across what we do right now.
And let's not forget, we're already in this business here. Our transaction-reporting business is not as large as theirs, but our financial transaction reporting business is very important to us, in particular, because those clients are also beneficial proxy prospectus clients; they're back-office clients. And finding ways to service those clients more efficiently, which we believe this transaction will do, particularly in post-optimization, is something we feel really good about in terms of our ability to retain and make what we do more efficient as well.

David Togut - Evercore ISI - Analyst

Understood. Thank you very much.

Operator

At this time there are no further questions.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

All right. Well, again, we can't thank you enough on such short notice for having the participation we had today. We are very excited. I also want to emphasize one thing in closing. This now takes our transaction reporting business, which is part of our communications business, and gives us a clear, compelling strategy to execute against.
We still have our communications business in the mutual fund space with the data that we're working with. We still have beneficial business and all the strategies we are executing against that and our GTO business as well. And what we're looking to do is to fully leverage all the assets we have to continue to create strong shareholder value going forward. And we're really pleased that we have this opportunity in this part of our communications business to drive greater value going forward.
We really look forward to the August call. We expect to have the transaction closed by then, and we'll be able to give you more specifics and color at that point in time. Thanks so much for joining us today. Choose to have a great day.

Operator

Thank you for joining today's conference call. You may now disconnect.